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                                                                       EXHIBIT 4



                    INTERNATIONAL FAMILY ENTERTAINMENT, INC.
                               2877 Guardian Lane
                         Virginia Beach, Virginia 23452

            AMENDMENT NO. 4 TO AMENDED AND RESTATED CREDIT AGREEMENT

                                                             As of June 30, 1997


BANKBOSTON, N.A., f/k/a "THE FIRST NATIONAL BANK OF BOSTON",
 as Agent for the Lenders
100 Federal Street
Boston, MA 02110
          Attention:  Timothy R. Tobin
                      Assistant Vice President

Ladies and Gentlemen:

          The undersigned International Family Entertainment, Inc., a Delaware corporation (the "Company"), hereby agrees with you, as agent for yourself and each of the Lenders referred to below, as follows:

1. REFERENCE TO CREDIT AGREEMENT; DEFINITIONS. Reference is made to the Amended and Restated Credit Agreement dated as of December 26, 1995, as amended and as presently in effect (the "Credit Agreement"), among the Company, you and certain other lenders (together with you, the "Lenders"), for which you are acting as Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.


2. PROPOSED TRANSACTION. The Company has informed you that it has entered into an Agreement and Plan of Merger Agreement (the "Merger Agreement") dated as of June 11, 1997 with Fox Kids Worldwide, Inc. and its wholly owned Subsidiary, Fox Kids Merger Corporation, pursuant to which the Company will merge (the "Merger") with Fox Kids Merger Corporation which is newly formed and has no assets or liabilities and has conducted no business other than the transactions contemplated by the Merger Agreement. The Company will be the surviving corporation in the Merger and become a wholly-owned Subsidiary of Fox Kids Worldwide, Inc. Contemporaneously with the Merger the Company will repurchase all of its outstanding stock options, warrants or rights to purchase its shares as contemplated by Section 1.8 of the Merger Agreement for payments totaling approximately $54,500,000. The Merger and said repurchase of outstanding stock options, warrants or rights to purchase shares are referred to as the "Transactions". A correct and complete copy of the Merger Agreement and all related documents together with all schedules thereto has been furnished to the Agent.
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          3.     AMENDMENT OF CREDIT AGREEMENT.  The Credit Agreement is hereby amended as follows:

                 3.1. Amendment of Section 6.2.3. Section 6.2.3 of the Credit Agreement is hereby amended to read "[Intentionally Deleted]".

                 3.2. Amendment of Section 6.9. Section 6.9 of the Credit Agreement is hereby amended by adding thereto a new Section 6.9.5 which reads in its entirety as follows:

                 "6.9.5. Investments of the Company and its Restricted Subsidiaries in addition to the foregoing consisting of loans or advances to Fox Kids Worldwide, Inc. on open account or evidenced by notes or other instruments so long as immediately before and after giving effect to each such Investment there shall exist no Default or Event of Default."

                 3.3. Amendment of Section 6.10.2. Section 6.10.2 of the Credit Agreement is hereby amended by substituting the number "$50,000,000" for the number "$45,000,000" appearing in clause (i) of the proviso thereto.

                 3.4. Amendment of Section 6.11. Section 6.11 of the Credit Agreement is hereby amended by adding thereto a new Section 6.11.6 which reads in its entirety as follows:

                 "6.11.6 The merger of the Company with Fox Kids Merger Corporation, a wholly owned subsidiary of Fox Kids Worldwide, Inc., in which the Company will be the survivor corporation, pursuant to the Agreement and Plan of Merger dated as of June 11, 1997 among the Company, Fox Kids Worldwide, Inc. and Fox Kids Merger Corporation."

                 3.5. Amendment of Section 6.14. Section 6.14 of the Credit Agreement is hereby amended to read in its entirety as follows:

                 "6.14. Except as described in Note K to the financial statements included as part of the Form 10-K and except for Investments permitted by the provisions of Section 6.9.5, neither the Company nor any of its Restricted Subsidiaries shall effect any transaction with any of their respective Affiliates (except for the Company and its Subsidiaries) on terms less favorable to the Company than would be available in a similar transaction concluded on an arms-length basis with an independent third party."

                 3.6. Amendment of Section 7.2.2. Section 7.2.2. of the Credit Agreement is hereby amended to read "[Intentionally Deleted]".



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                 3.7.   Amendment of Section 8.1.6.  Section 8.1.6 of the Credit
Agreement is hereby amended to read in its entirety as follows:

                 "8.1.6. One or more of (i) M.G. Robertson, Timothy B. Robertson, consanguineous heirs of M.G. Robertson or Timothy B. Robertson, or trusts of which M.G. Robertson or Timothy B. Robertson or their successors are trustees, (ii) The News Corporation, Limited or its Subsidiaries or (iii) Fox Kids Worldwide, Inc. an Affiliate of The News Corporation, Limited shall fail to control a percentage of the Company's voting common stock sufficient to elect a majority of the board of directors."

                 3.8. Amendment to Exhibit 1. Section 1.28 of Exhibit 1 is hereby amended to read in its entirety as follows:

                 "1.28. Consolidated Cash Flow" means, for any period, the total of (a) Consolidated Net Income of the Company and its Restricted Subsidiaries (or Consolidated Subsidiaries, as applicable), plus (b) all amounts deducted in computing such Consolidated Net Income in respect of (i) depreciation and amortization (including amortization of Film Rights owned on December 27, 1993 by MTM Entertainment, Inc. and its Subsidiaries but excluding amortization of Film Rights by the Company and its Restricted Subsidiaries (or Consolidated Subsidiaries, as applicable) other than MTM Entertainment, Inc. and its Subsidiaries and excluding amortization of film rights obtained after December 27, 1993 by MTM Entertainment, Inc. and its Subsidiaries), (ii) interest on Indebtedness (including payments in the nature of interest under Capitalized Leases), (iii) taxes based upon or measured by income,
          (iv) expenses or charges to the income statement of the Company which are attributed to repurchase outstanding stock options, warrants or rights to purchase shares of the Company as contemplated by Section
          1.8 of the Agreement and Plan of Merger dated as of June 11, 1997 among the Company, Fox Kids Worldwide, Inc. and Fox Kids Merger Corporation, not to exceed in an aggregate amount $54,500,000, (v) the write-off or accelerated amortization of up to $50,000,000 of programming rights as a result of the merger permitted by Section
          6.11.6 of the Credit Agreement and (vi) other one time non-recurring costs and expenses arising as a result of said merger not to exceed in an aggregate amount $15,000,000.

4. CONSENT OF LENDERS. You hereby represent that you have obtained the consent of the holders of the requisite amount of the Percentage Interests to your execution of this Agreement as Agent.

5. EFFECTIVENESS. Each of the amendments contained in Section 3 hereof shall become effective contemporaneously with the closing of the Transactions except for the amendment contained in Section 3.7 hereof, which amendment shall become effective immediately upon


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execution of this Agreement.  If the Transactions do not close on or prior to
November 30, 1997, this Agreement shall become null and void and of no further force and effect.

6. MISCELLANEOUS. This Agreement, the Credit Agreement as amended hereby and the other Credit Documents set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings of this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. The Credit Agreement as amended hereby is confirmed as being in full force and effect. This Agreement may be executed in any number of counterparts which together shall constitute one instrument, shall be a Credit Document, shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Massachusetts and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, including as such successors and assigns all holders of any Credit Obligation.

          If the foregoing corresponds with your understanding of our agreement, kindly sign this letter and the accompanying copies thereof in the appropriate space below and return the same to the undersigned. This letter shall become a binding agreement between you and the Company when you and the Company shall each have received one or more copies hereof executed by you and the Company

                                             Very truly yours,

                                             INTERNATIONAL FAMILY
                                              ENTERTAINMENT, INC.


                                             By /s/ David R. Humphrey
                                                ------------------------------
                                                Title: Senior Vice President -
                                                       Strategic Planning

The foregoing Agreement is hereby accepted:

BANKBOSTON, N.A., f/k/a "THE FIRST NATIONAL BANK OF BOSTON", for itself and as Agent

By /s/ Robert F. Milordi
  ------------------------------------
Title:  Managing Director





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